U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

     Banque Nationale de Paris
     16, Boulevard des Italiens
     75009, Paris, France

2.   Issuer Name and Ticker or Trading Symbol

     BancWest Corporation (BWE)

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     94-1677765

4.   Statement for Month/Year

     August 1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |_|   Director                                  |X| 10% Owner
     |_|   Officer (give title below)                |_| Other (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by one Reporting Person
     |_|  Form filed by more than one Reporting Person

 Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------- ------------------- ------------------------- ---------------------------------- --------------------
1. Title of         2. Transaction      3. Transaction Code       4. Securities Acquired (A) or      5. Amount of
   Security            Date                (Instr. 8)                Disposed of (D)                    Securities
   (Instr. 3)          (Month/Day/                                   (Instr. 3, 4 and 5)                Beneficially
                       Year)                                                                            Owned at End of
                                                                                                        Month
                                                                                                        (Instr. 3 and 4)
------------------- ------------------- ------------------------- ---------------------------------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
                                           Code           V         Amount    (A) or (D)    Price
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------
------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

------------------- ------------------- ------------ ------------ ----------- ----------- ---------- --------------------

-------------------   --------------------- --------------------
1. Title of           6. Ownership Form     7. Nature of
   Security              Direct (D) or         Indirect
   (Instr. 3)            Indirect (I)          Beneficial
                         (Instr. 4)            Ownership
                                               (Instr. 4)

-------------------   --------------------- --------------------
-------------------   --------------------- --------------------

-------------------   --------------------- --------------------
-------------------   --------------------- --------------------

-------------------   --------------------- --------------------
-------------------   --------------------- --------------------

-------------------   --------------------- --------------------
-------------------   --------------------- --------------------

-------------------   --------------------- --------------------
-------------------   --------------------- --------------------

-------------------   --------------------- --------------------


----------------------
Explanation of responses:

     Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Conversion  3. Transaction 4.Transaction 5. Number of   6. Date Exercisable     7. Title and Amount of
   Derivative       or             Date          Code           Derivative     and Expiration          Underlying
   Security         Exercise       (Month/       (Instr.8)      Securities     Date                    Securities (Instr.
   (Instr. 3)       Price of       Day/Year)                    Acquired       (Month/Day/Year)        3 and 4)
                    Derivative                                  (A) or
                    Security                                    Disposed
                                                                of (D)
                                                                Instr. 3,
                                                                4 and 5)

                                               Code     V      (A)     (D)  Date        Expiration    Title      Amount or
                                                                            Exercisable    Date                  Number of
                                                                                                                  Shares
Common Stock     0.00           08/02/99      P              23,700         (1)         (1)         Class A     23,700
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/02/99      P              23,500         (1)         (1)         Class A     23,500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/02/99      P              200            (1)         (1)         Class A     200
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/04/99      P              7,000          (1)         (1)         Class A     7,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/04/99      P              24,300         (1)         (1)         Class A     24,300
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/05/99      P              17,400         (1)         (1)         Class A     17,400
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/05/99      P              700            (1)         (1)         Class A     700
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/05/99      P              600            (1)         (1)         Class A     600
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/06/99      P              100            (1)         (1)         Class A     100
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/06/99      P              8,500          (1)         (1)         Class A     8,500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/06/99      P              100            (1)         (1)         Class A     100
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/06/99      P              4,000          (1)         (1)         Class A     4,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/09/99      P              20,000         (1)         (1)         Class A     20,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/10/99       P              58,000         (1)         (1)         Class A     58,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/10/99       P              300            (1)         (1)         Class A     300
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/11/99       P              14,100         (1)         (1)         Class A     14,100
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/11/99       P              500            (1)         (1)         Class A     500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/17/99       P              26,400         (1)         (1)         Class A     26,400
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/17/99       P              6,500          (1)         (1)         Class A     6,500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/17/99       P              10,900         (1)         (1)         Class A     10,900
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/17/99       P              100            (1)         (1)         Class A     100
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/18/99       P              400            (1)         (1)         Class A     400
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/19/99       P              8,300          (1)         (1)         Class A     8,300
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           8/19/99       P              1,700          (1)         (1)         Class A     1,700
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/23/99      P              10,000         (1)         (1)         Class A     10,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/24/99      P              5,000          (1)         (1)         Class A     5,000
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/26/99      P              9,500          (1)         (1)         Class A     9,500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/31/99      P              2,500          (1)         (1)         Class A     2,500
                                                                                                    Common
                                                                                                    Stock
Common Stock     0.00           08/31/99      P              5,700          (1)         (1)         Class A     5,700
                                                                                                    Common
                                                                                                    Stock

1. Title of      8. Price of   9. Number of   10.Ownership     11.  Nature of
   Derivative       Derivative    Derivative     Form of            Indirect
   Security         Security      Securities     Derivativ          Beneficial
   (Instr. 3)       (Instr.       Beneficially   Security:          Ownership
                    5)            Owned at       Direct             (Instr. 4)
                                  end of         (D) or
                                  Month          Indirect
                                  (Instr. 4)     (I)
                                                 (Instr.
                                                 4)


Common Stock     USD 41.75


Common Stock     USD 41.4375


Common Stock     USD 41.375


Common Stock     USD 41.75


Common Stock     USD 41.5


Common Stock     USD 41.8125


Common Stock     USD 41.75


Common Stock     USD 41.6875


Common Stock     USD 41.75


Common Stock     USD 41.6875


Common Stock     USD 41.5625


Common Stock     USD 41.5


Common Stock     USD 41.875


Common Stock     USD 41.875


Common Stock     USD 41.8125


Common Stock     USD 42.0


Common Stock     USD 41.9375


Common Stock     USD 43.125


Common Stock     USD 43.0625


Common Stock     USD 43.0


Common Stock     USD 42.9375


Common Stock     USD 43.0


Common Stock     USD 43.1875


Common Stock     USD 43.0625


Common Stock     USD 43.6875


Common Stock     USD 43.375


Common Stock     USD 43.6875


Common Stock     USD 41.875


Common Stock     USD 41.8125   576,000        (D)



----------------------
Explanation of responses: (1) The shares of Common Stock are convertible, at the option of Banque Nationale de Paris, into an equivalent number of shares of Class A Common Stock in accordance with the terms described in the Amended and Restated Certificate of Incorporation of the Issuer, and in the Standstill and Governance Agreement by and between Banque Nationale de Paris and First Hawaiian, Inc., dated as of November 1, 1998.

     ** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Signature of Reporting Person


/s/ Jacques Ardant
-----------------------------------
Jacques Ardant
Directeur de Succursale Attache
Date: September 10, 1999